Exhibit (h)(1)(A)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

601 Congress Street

Boston, MA 02210

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

Pursuant to Section 12 of the Transfer Agency and Service Agreement dated as of August 24, 2015, between John Hancock Exchange Traded-Fund Trust (the “Trust”) and State Street Bank and Trust Company (“State Street”), please be advised that the Trust has established five (5) new series of its shares, namely, John Hancock Multifactor Consumer Staples ETF, John Hancock Multifactor Energy ETF, John Hancock Multifactor Industrials ETF, John Hancock Multifactor Materials ETF and John Hancock Multifactor Utilities ETF (collectively, the “Funds”). Please be further advised that the Trust desires to retain State Street to serve as transfer agent, dividend dispersing agent, and agent in connection with certain other activities under the Transfer Agency and Service Agreement for each of the Funds.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

STATE STREET BANK AND TRUST	JOHN HANCOCK EXCHANGE-TRADED
COMPANY	FUND TRUST

By:
Andrew G. Arnott
President

Dated: as of ____, 2016